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                                                                      Exhibit 99


New England Variable Life
Insurance Company
501 Boylston Street
Boston, MA 02117



                                               February 15, 1996


New England Variable Life Separate Account
New England Variable Life Insurance Company
501 Boylston Street
Boston, MA 02117

Gentlemen and Ladies:

     In my capacity as General Counsel of New England Variable Life Insurance Company (the "Company"), I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of a Notice on Form 24F-2(the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Notice is being filed with respect to variable life insurance policies issued on or before December 31, 1995 (the "Policies") by New England Variable Life Separate Account (the "Account").

     In forming the following opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

     It is my opinion that:

     1. The Policies, when issued in accordance with the Prospectus of the Account and in compliance with applicable local law, are legal and binding obligations of the Company in accordance with their terms;

     2. The full authorized consideration in respect of the issuance of the Policies has been received by the Company; and

     3. Assets, attributable to reserves and other contract liabilities and held in the Account, will not be chargeable with liabilities arising out of any other business the Company may conduct.

     I consent to the filing of this opinion with and as a part of the Notice under the Investment Company Act of 1940.

                                         Very truly yours,



                                         H. James Wilson
                                         General Counsel

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